LETTER AGREEMENT

Russell Investments Financial Services, LLC

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Distribution Agreement

Pursuant to Introductory Section 1 of the Distribution Agreement between Russell Investment Company (“RIC”) and Russell Investments Financial Services, LLC (“RIFIS”), dated June 1, 2016, as amended (the “Agreement”), RIC hereby advises you that it is creating a new fund to be named the Multi-Asset Growth Strategy Fund (the “New Fund”). RIC desires RIFIS to serve as Distributor with respect to the Shares of the New Fund pursuant to the terms and conditions of the Agreement. The fees to be charged to the New Fund in return for RIFIS’ services are the same as in the Agreement.

Please indicate your acceptance to act as Distributor with respect to the New Fund by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this          day of             , 201    .

RUSSELL INVESTMENTS FINANCIAL SERVICES, LLC

By: